Exhibit 99.1

Internap Names Industry Leader Patricia Higgins to Board

— Brings Wealth of Experience from Major Firms including

Alcoa, Unisys, Verizon, Lucent, AT&T, and Switch and Data —

ATLANTA – December 22, 2004 – Internap Network Services Corporation (AMEX: IIP), the leading provider of performance-based routing technology over the Internet, said today that Patricia L. Higgins, former president and chief executive officer of Tampa, FL-based Switch and Data, has joined the Board of Directors for Internap.

“Patricia Higgins embodies a wealth of industry knowledge and experience, having served in senior executive roles at major U.S. companies,” said Gregory A. Peters, president and chief executive officer for Internap. “The timing of today’s announcement is also important, as Patricia joins our Board at a period when Internap is seeing significant growth in excess of 30 percent year over year in data center and collocation services, a business she knows extremely well. We’re excited to have Patricia on the Internap team, and look forward to the vigor and energy that she brings.”

During Higgins’ four-year tenure at Switch and Data (2000-2004), the company experienced significant revenue success, growing from $12 million in annualized revenue to $95 million. The company also successfully acquired and integrated two key businesses during the period, positioning itself as an industry leader in the Internet peering space. Switch and Data exceeded its 2003 growth plan, with 100 percent increase in revenues over 2002 and 1,800 percent increase in EBITDA for 2003.

“The great thing about joining Internap at this time is that the company has already completed much of the heavy lifting needed to transform itself into a sustainable, long-term Internet business,” noted Higgins. “Internap has weathered a very difficult market, is today a very strong company and one that I feel is now poised to capitalize on the dramatic shift toward ‘always-on, always-available’ Internet-based ebusinesses throughout the world. I believe there is tremendous opportunity ahead for Internap, and I’m pleased to be a part of it.”

Prior to joining Switch and Data in 2000, Higgins served as chairman and CEO for two years at the New York-based Research Board, a consulting and research services company to Fortune 200 companies in the area of information technology, CIO leadership, ebusiness and information transformation.

Before that, from 1997 until 1999, Higgins was chief information officer, corporate vice president and a member of the executive committee at Alcoa, the world’s leading producer of aluminum. As Alcoa’s first CIO, she led an “information transformation” across 25 business units at the $20 billion company, deploying worldwide standards for corporate IT infrastructure, building a global IT governance process, and deploying an ERP organization that integrated the capabilities of all of Alcoa’s business units.

Earlier, Higgins was president of the Communications Market Business Unit and a corporate vice president at Unisys (1995 to1997); and group vice president and corporate officer at Verizon (1991 to 1995). She also served as sales vice president of international operations for Lucent (1990 to 1991); and service vice president-Northeast region for AT&T (1986 to 1990).

Higgins holds a BA degree in economics from Montclair State University and an AMP degree from Harvard University. She currently serves on the Board of Directors for Cary, NC-based SpectraSite, Inc. (NYSE:SSI) and Michigan-based Visteon Corporation (NYSE:VC).

Higgins will replace retiring Board member Robert D. Shurtleff, Jr., who has served on the Internap Board for seven years.

“We want to thank Rob for his longstanding service to Internap and the Board of Directors since 1997,” said Peters. “His tenure on the Board covered a number of milestone events including the company’s IPO in 1999, and years of significant revenue growth.”

About Internap

Internap is the market leader of intelligent route-control solutions that bring reliability, performance and security to the Internet. The company’s patented and patent-pending technology address the inherent weaknesses of the Internet, enabling enterprises to take full advantage of the benefits of deploying business-critical applications such as e-commerce, Voice over IP (VoIP), video-conferencing, and streaming audio/video across the Internet. Through a portfolio of high-performance IP solutions, customers can bypass congestion points, overcome routing inefficiencies and optimize performance of their applications. Internap solutions are backed by an industry-leading performance guarantee that covers the entire Internet as opposed to just one network. These offerings include: network- and premise-based route optimization solutions, collocation, VPN, content distribution, managed security and managed storage services.

Internap currently serves more than 1,800 customers including Fortune 1000 and mid-tier enterprises in the financial services, government; travel/hospitality, manufacturing, media/entertainment, technology and retail industries. The company provides services throughout the United States, United Kingdom and Japan. For more information, please visit the company website at www.internap.com.

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Internap and P-NAP are registered trademarks and Flow Control Platform is a trademark of Internap. All other trademarks and brands are the property of their respective owners.

Contacts:

Internap Media Contact	Internap Investor Contact
David Sutton	Andrew Albrecht
404.302.9721	404.302.9841
dsutton@internap.com	aalbrecht@internap.com